Exhibit 99.1

Sun BioPharma, Inc. Provides a Business Update and Reports Q1 2020 Financial Results

●	First-Line Combination Pancreatic Cancer moves into expansion phase

MINNEAPOLIS, MN, May 12, 2020 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB: SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of patients with pancreatic cancer, today provides a business update and reports financial results for the quarter ended March 31, 2020.

First-Line Combination Pancreatic Cancer moves into expansion phase prior to COVID-19 pause

During the first quarter of 2020, the Company completed enrollment in an added fourth cohort that was intended to study a dose schedule more conveniently aligned with the standard gemcitabine and nab-paclitaxel regimen, and immediately began enrollment of subjects in the expansion phase of this clinical trial. This trial, a Phase 1a/1b combination of SBP-101 with gemcitabine and nab-paclitaxel in patients previously untreated for metastatic pancreatic ductal adenocarcinoma (“PDA”), is being conducted at sites in the United States and Australia.

In early April 2020, as a result of the impact of the COVID-19 pandemic on the conduct of clinical trials around the world, the Company announced a pause in enrollment of new patients. Patients already enrolled in the clinical trial continue to be treated, and the Company intends to resume recruitment in the near future.

“We continue to monitor the situation in communities where our trial is in progress,” noted Michael Cullen, MD, Executive Chairman, President and CEO. “We expect to resume enrollment in the second quarter; that timeline is dependent on the course of the pandemic. “

Financial Results for the Three months ending March 31, 2020

Operating Results

General and administrative (“G&A”) expenses increased 54.5% to $468,000 in the first quarter of 2020, up from $303,000 in the first quarter of 2019. The increase is due to resumption of normal salary levels following a voluntary reduction of salaries for a part of the first quarter of 2019, in addition to higher stock compensation and legal expenses.

Research and development (“R&D”) expenses increased 70.9% to $598,000 in the first quarter of 2020, up from $350,000 in the first quarter of 2019, primarily due to an increase in clinical trial costs.

Other net expenses were $824,000 and $999,000 for the three months ended March 31, 2020 and 2019, respectively. The net expense in the quarter ended March 31, 2020 is composed primarily of a foreign currency exchange loss on the intercompany receivable balance. The net expense in the quarter ended March 31, 2019 is primarily the amortization of debt discount on convertible notes sold in December 2018 and January 2019, all of which converted into equity securities in 2019.

Net loss in the first quarter of 2020 was $1.8 million, or $0.27 per diluted share, compared to a net loss of $1.6 million, or $0.31 per diluted share, in the first quarter of 2019.

Balance Sheet and Cash Flow

Total cash was $1.3 million and $2.4 million as of March 31,2020 and December 31, 2019, respectively. Total current assets were $2.1 million and $3.1 million as of March 31, 2020, and December 31, 2019, respectively.

Current liabilities decreased to $1.4 million as of March 31, 2020, compared to $1.8 million as of December 31, 2019, primarily as a result of payments made on vendor balances.

Net cash used in operating activities was $1.1 million in the three months ended March 31, 2020, compared to $0.8 million in the same period of the prior year. The net cash used in each of these periods primarily reflected the net loss for these periods and was partially offset by the effects of changes in operating assets and liabilities.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine analogue designed to induce polyamine metabolic inhibition (PMI), exploiting a high affinity for the compound specific to the exocrine pancreas and pancreatic ductal adenocarcinoma. Sun BioPharma originally licensed SBP-101 from the University of Florida Research Foundation in 2011. The molecule has shown signals of efficacy in US and Australian metastatic pancreatic cancer patients, demonstrating complementary activity with an existing FDA-approved chemotherapy regimen. SBP-101 is expected to differ from current pancreatic cancer therapies in that it does not appear to exacerbate the typical adverse events of bone marrow suppression and peripheral neuropathy. Management believes that SBP-101 may effectively treat patients with primary and metastatic pancreatic cancer, and may be effective in combination with other agents, and in other types of cancer. The safety and PMI profile demonstrated in Sun BioPharma’s current clinical trial support evaluation of the compound in a randomized clinical trial.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development program is currently focused on pancreatic cancer; the Company’s initial product candidate is SBP-101 for the treatment of patients with metastatic pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Rochester in New York, Scripps MD Anderson Cancer Center in San Diego, California, the University of Florida, the Austin Health Cancer Trials Centre in Melbourne, Australia, the Ashford Cancer Centre in Adelaide, Australia, The Blacktown Cancer and Haemotology Centre in Sydney, Australia and the John Flynn Private Hospital in Tugun, Queensland, Australia. The Company’s independent Data Safety Monitoring Board (DSMB) is Chaired by James Abbruzzese, MD, Professor of Medicine, and Chief, Division of Medical Oncology at Duke University School of Medicine. Professor David Goldstein, FRACP, Senior Staff Specialist at the Prince Henry & Prince of Wales Hospital / Cancer Care Centre in Sydney, Australia is Co-Chair of the DSMB. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol SNBP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believes,” “may,” “expects,” or “plans.” Examples of forward-looking statements include, among others, statements we make regarding the Company’s plans with respect to the timing of our clinical trial. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional funding to complete Phase 1 clinical trial; (ii) progress and success of our Phase 1 clinical trial; (iii) the impact of the current COVID-19 pandemic on our ability to complete enrollment in our current clinical trial; (iv) our ability to demonstrate the safety and effectiveness of our SBP-101 product candidate (v) our ability to obtain regulatory approvals for our SBP-101 product candidate in the United States, the European Union or other international markets; (vi) the market acceptance and level of future sales of our SBP-101 product candidate; (vii) the cost and delays in product development that may result from changes in regulatory oversight applicable to our SBP-101 product candidate; (viii) the rate of progress in establishing reimbursement arrangements with third-party payors; (ix) the effect of competing technological and market developments; (x) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and (xi) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investor & Media Contact:

Tammy Groene – Sun BioPharma, Inc.

952 479 1196

Sun BioPharma, Inc

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2020	2019	Percent Change
Operating expenses:
General and administrative	$468	$303	54.5%
Research and development	598	350	70.9%
Operating loss	(1,066)	(653)	63.2%

Other income (expense):
Interest expense	(4)	(1,033)	-99.6%
Other income	(820)	34	-2511.8%
Total other income (expense)	(824)	(999)	-17.5%

Loss before income tax benefit	(1,890)	(1,652)	14.4%

Income tax benefit	92	71	29.6%

Net loss	(1,798)	(1,581)	13.7%
Foreign currency translation adjustment (loss)	797	(32)	-2590.6%
Comprehensive Loss	$(1,001)	$(1,613)	-37.9%

Basic and diluted net loss per share	$(0.27)	$(0.31)	-12.9%
Weighted average shares outstanding - basic and diluted	6,631,308	5,072,397	30.7%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	March 31, 2020	December 31, 2019
ASSETS	(Unaudited)
Current assets:
Cash	$1,296	$2,449
Prepaid expenses and other current assets	389	283
Income tax receivable	406	361
Total current assets	2,091	3,093
Other noncurrent assets	45	51
Total assets	$2,136	$3,144

LIABILITITES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$271	$597
Accrued expenses	308	304
Term debt	91	116
Unsecured promissory note payable	742	742
Total current liabilities	1,412	1,759

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of March 31, 2020 and December 31 2019	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 6,631,308 shares issued and outstanding as of both March 31, 2020 and December 31, 2019	7	7
Additional paid-in capital	42,671	42,331
Accumulated deficit	(43,056)	(41,258)
Accumulated comprehensive income	1,102	305
Total stockholders' equity	724	1,385
Total liabilities and stockholders' equity	$2,136	$3,144

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,798)	$(1,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	112	10
Amortization of debt discount	-	974
Amortization of debt issuance costs	-	6
Non-cash interest expense	-	48
Changes in operating assets and liabilities:
Income tax receivable	(97)	(74)
Prepaid expenses and other current assets	97	38
Accounts payable	546	(193)
Accrued liabilities	20	(11)
Net cash used in operating activities	(1,120)	(783)

Cash flows from financing activities:
Proceeds from the sale of convertible promissory notes, net of debt issuance costs of $7	-	810
Repayment of demand note	-	(25)
Repayments of term debt	(26)	(27)
Net cash provided by financing activities	(26)	758

Effect of exchange rate changes on cash	(7)	(1)

Net change in cash	(1,153)	(26)
Cash at beginning of period	2,449	1,405
Cash at end of period	$1,296	$1,379

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$2	$5

Supplemental disclosure of non-cash transactions:
Warrants issued for future services	$228
Beneficial conversion feature on convertible notes	$-	$353
Warrants issued with convertible notes	$-	$419
Common stock converted into convertible notes payable	$-	$25